LEASE CONTRACT FOR FACTORY DORMITORY

Lessor (hereinafter referred to as Party A): Anbao District Fuyong town Qiaotou Economic development Corporation
Lessee (hereinafter referred to as Party B): Junning Ma

In order to introduce foreign capital, develop township economy, and increase the income, base on the principle of mutual benefit and reciprocity and collaborative development,  Party A and Party B have reached an agreement through friendly consultation to conclude the following contract for factory, dormitory and dining hall.

First, Party B should use and manage quietly according to the law and regulation of People Republic of China.

Second,  Party A will lease to Party B to use and operate the No. 5 Factory Building located at Qiaotou FuQiao Industrial Zone, gross size of which is 4100 square meters. This building that Party A lease pass the inspection standards of completed project. If any quality issue influence its use and artistic property, Party A will be responsible for fixing; if the quality issue cause Party B to stop producing and Party B will undertake the loss.

Third,  The lease term will be three years, from January 1, 2007 to December 31, 2010.

Fourth, The rental ( including management fees, property tax fees and etc. ) will be 11.50 RMB/ square meters per month. Party B will pay the rental to Party A before the end of each month.

Fifth, the land use fees will be 1 RMB / square meter, Party B will be responsible to pay for the land use fees and sanitation service fees.

Sixth, for the No. 5 factory building that Party B rent, Party A will give Party B 60 days to fix up. There will be no rental during this period. Party A will provide it to Party B to use the No. 5 factory building before January 1, 2007, and lease commencement date will be January 1, 2007.  Party A collect 100,000 for RMB deposit, which will be returned in full when the lease term ends. If the applications for fire fighting, environmental protection, business licenses and other relevant procedures were not approved, Party A agrees to return the deposit to Party B and terminate the contract.

Seventh, Party A will be responsible for bringing the resources of water, electricity, road and the main water pipeline firefighting to the factory edge for Party B to use, and providing and install the 250 KVA Transformer for Party B to use. Party B will be responsible for all the other equipment besides the transformer.  Party A will be in change of installing a 2 ton elevator in the factory for Party B to use for free.

Eighth, Party A will be responsible for providing at least 5 telephone lines for Party B to use. Party B will be responsible for paying the fees of installation and charge for use.

Ninth,  factory director will be appointed by Party A and will co-ordinate the related operating and managing work and will be directly responsible for the security management. The wage for the factory director will be 1500 RMB per month, paid by Party B each month, starting from January 1, 2007. If the factory director is not responsible, Party B can discuss with Party A and Party A will appoint a new factory director.

Tenth, according to the related regulations from Baoan district People's Government ☒
Renewable Resources Corporation, the Waste Material that  Party B generate during its operation will be purchased by the Village committee since the first day of  Officially putting into operation.

Eleventh, Party B will be responsible for all the fees and charges during its Production and operation.

Twelfth,  Both parties should not Breach of contract for any reason mid-way. The party who breach the contract should compensate the other party for all the loss. If Party B could not continue to operate because of the economic downturn, Party must notify Party A in writing 6 months in advance and both parties would discuss to solve it then.

Thirteenth, if there is anything that not covered if this contract, both parties can add later.

Fourteenth, there are 2 copies( 3 pages each) of this contract. Each party will hold 1 copy and will have the same legal effect.

Fifth, this contract will be effective since the date when signed by both parties.

Party A:	Party B:

Representative:	Representative: Shuji Lin

Date of signing: January 1, 2007